Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF

INCORPORATION OF WIZE PHARMA, INC.

Wize Pharma, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on February 10, 2012, as amended on or around July 18, 2013, November 15, 2017, and March 1, 2018 (collectively, the “Certificate of Incorporation”).

2. Article I of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“ARTICLE I

Name

The name of the corporation is Mawson Infrastructure Group Inc.”

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by James Edward Manning, its Chief Executive Officer, this 15 day of March, 2021

By	/s/ James Edward Manning
James Edward Manning
Chief Executive Officer

State of Delaware Secretary of State Division of Corporations Delivered 10:03 AM 03/17/2021 FILED 10:03 AM 03/17/2021 SR 20210936881 - File Number 5081043